Exhibit 3.11

ARTICLES OF AMENDMENT

Pursuant to A.R.S. 29-633 (F)

1.	The name of the limited liability company is:

TAGWORKS, L.L.C. (FILE NO. L-1345631-2) .

2.	Attached hereto as Exhibit A is the text of the amendment.

Dated this 30th day of MARCH , 2011.

Signature: /s/ JAMES P. WATERS

THE HILLMAN GROUP, INC., a Delaware corporation James P. Waters, Secretary of the Corporation
Print Name:
Check One: ☑ Member ☐ Manager

DO NOT PUBLISH THIS SECTION The amendment must be executed by a manager if management of the limited liability company is vested in a manager or by a member if management is reserved to the members.

EXHIBIT A

(Insert the text of the amendment)

ARTICLE II: The address of the registered office of the Company shall be 1155 West Rio Salado Parkway, Tempe, Arizona 85281.

ARTICLE III: The name and address of the registered agent of the Company shall be National Registered Agents, 638 North 5th Avenue, Phoenix, Arizona 85003.

ARTICLE V: Management of the Company is vested in the Sole Member.

ARTICLE VI: The name and mailing address of the Sole Member is The Hillman Group, Inc., a Delaware corporation, 10590 Hamilton Avenue, Cincinnati, Ohio 45231-1764.

ARTICLE VII is hereby deleted; see amended Article VI above.